UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 22, 2025
Serina Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-38519	82-1436829
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
601 Genome Way, Suite 2001
Huntsville, Alabama 35806
(Address of principal executive offices)
(256) 327-9630
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.0001 per share	SER	NYSE American
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Stephen Brannan, M.D as a Member of the Board of Directors

On May 22, 2025, the Board of Directors of Serina Therapeutics, Inc. (the “Company”) appointed Dr. Stephen Brannan to the Company’s Board of Directors, effective May 22, 2025. Dr. Brannan has been appointed to serve as a member of the Compensation Committee.

Dr. Brannan brings deep expertise in neuroscience and neuropsychiatry drug development, with a proven track record of leading clinical programs from early development through regulatory approval and commercialization. Most recently, he served as Chief Medical Officer at Karuna Therapeutics, where he led the clinical strategy for KarXT (xanomeline–trospium), the first new mechanism of action for schizophrenia approved in over 30 years. KarXT’s successful development and launch were key to Karuna’s $14 billion acquisition by Bristol Myers Squibb in 2024.

For serving on our Board of Directors, Dr. Brannan will receive compensation in accordance with the Company’s Director Compensation Policy.

There are no arrangements or understandings between Dr. Brannan and any other persons pursuant to which he was selected as a director of the Company and Dr. Brannan has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Departure of Remy Gross, as a Member of the Board of Directors

The Company also announced the departure of Remy Gross from its Board of Directors effective May 22, 2025. Mr. Gross informed the Company that his departure is not because of any disagreement with the Company.

A copy of the Company’s press release announcing the appointment of Dr. Brannan to the Company’s Board of Directors is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year

On May 22, 2025, the Company filed a certificate of correction (the "Certificate of Correction") to the Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the "Certificate of Designations") with the Secretary of State of the State of Delaware. This Certificate of Designations states that each holder ("Holder") of the Company's Series A Convertible Preferred Stock, par value $0.0001 per share ("Preferred Stock"), is entitled to the number of votes equal to the number of shares of Common Stock such Holder's Preferred Stock would be convertible on the record date for the vote or consent of stockholder into at a conversion price of $5.18 rounded to the nearest whole share (subject to the limitation on conversion set forth in Section 8). The Certificate of Designation omits that the conversion price of $5.18 is also subject to adjustment pursuant to Section 9(b) of the Certificate of Designations.

The Certificate of Correction addresses this omission by amending and restating the first sentence Section 11 of the Certificate of Designation to state that each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such Holder’s Series A Preferred Stock would be convertible on the record date for the vote or consent of stockholders at a conversion price of $5.18 per share of Common Stock rounded to the nearest whole share (subject to the limitation on conversion set forth in Section 8 and subject to adjustment of such conversion price pursuant to Section 9(b)), and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock to the fullest extent permitted by applicable law, including, for the avoidance of doubt, with respect to the election of the Company’s directors.

The foregoing description of the Certificate of Correction is qualified in its entirety by reference to the full text of the Certificate of Correction, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.
Item 7.01. Regulation FD Disclosure

Attached hereto as Exhibit 99.1 is a press release dated May 22, 2025, for Serina Therapeutics, Inc. (the “Company”).

The information in this Item 7.01 is being furnished, not filed, pursuant to Regulation FD. Accordingly, the information in this report will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference. The furnishing of the information in this report is not intended to, and does not, constitute a determination or admission by the Company that, the information in this report is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company or any of its affiliates.
Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
3.1	Certificate of Correction, filed on May 22, 2025
99.1	Press release announcing the appointment of Dr. Brannan to the Company’s Board of Directors
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERINA THERAPEUTICS, INC.

Date: May 22, 2025	By:	/s/ Steve Ledger
Chief Executive Officer